Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K and the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-271337) and the Registration Statement on Form S-8 (File No. 333-261050) of Stran & Company, Inc. of our report dated August 17, 2023, with respect to our audits of the financial statements of T R Miller Co., Inc., which comprise the balance sheet as of June 30, 2022, and the results of its operations and its cash flows for the fiscal year ended June 30, 2022 in accordance with accounting principles generally accepted in the United States of America.

/s/ BF Borgers CPA PC
BF Borgers CPA PC (PCAOB ID 5041) Lakewood, CO
August 17, 2023